Exhibit (d)(1)

TENDER AGREEMENT

THIS Tender Agreement, dated as of October 24, 2003 (this “Agreement”), is entered into by and between WorldCom, Inc., a Georgia corporation (“MCI”), and David J. Greene & Company, LLC, a New York limited liability company (“Stockholder”), on the other hand. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Offer (as defined below).

RECITALS:

WHEREAS, MCI has made a tender offer to purchase all of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of Digex, Incorporated (“Digex”) for $0.80 per share pursuant to the Offer to Purchase dated as of August 27, 2003 (as amended, modified or supplemented, the “Offer to Purchase”) and the related Letter of Transmittal (which together constitute the “Offer”);

WHEREAS, Stockholder Beneficially Owns (as defined herein) 6,199,845 shares of Class A Stock (the “Shares”); and

WHEREAS, MCI and the Stockholder agree that Stockholders will tender the Shares in the Offer in exchange for MCI’s amendment of the terms of the Offer to provide for a per share purchase price for the Class A Common Stock therein of $1.00 (as amended, supplement or modified, the “Offer Price”).

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.    Tender of Shares.

(a)	Stockholder hereby agrees with MCI that Stockholder will, promptly after the amendment of the Offer (but in all events not later than two (2) Business Day thereafter and in any event prior to the Expiration Date), cause to be tendered to MCI or its agent, in accordance with the Offer, all Shares Beneficially Owned by Stockholder on such date (the “Tendered Shares”) by instructing all the custodial agents for it and its advisory clients to promptly comply with the terms of this Agreement by tendering such shares in the Offer. Stockholder agrees not to withdraw any of the Tendered Shares unless and until (i) the Offer terminates or expires without MCI accepting the Tendered Shares for payment or (ii) MCI reduces the purchase price per share of Class A Common Stock in the Offer below the Offer Price. Stockholder acknowledges and agrees that MCI’s obligation to accept for payment and pay for the Tendered Shares is subject, in all other respects, to all the terms and conditions of the Offer. Stockholder hereby permits MCI to publish and disclose in public communications and the Offer documents (including all documents and schedules filed with the SEC), if any, its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

(b)	MCI will promptly undertake, in accordance with applicable law, to amend the Offer to provide that it will pay $1.00 per tendered share of Class A Common Stock,

net to the seller, in cash as the purchase price in the Offer. MCI shall file a motion with the Bankruptcy Court seeking the approval for the payment of the Offer Price, as described in this Section 1(b) (the “Bankruptcy Court Approval”), as promptly as practicable after this Agreement is fully executed and delivered.

(c)	For purposes of this Agreement, “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean Stockholder’s having such ownership, control or power to direct the voting with respect to, or otherwise enables Stockholder to legally act with respect to such securities as contemplated hereby pursuant to limited trading authorizations granted it by its investment advisory clients. Securities Beneficially Owned by Stockholder shall (i) include securities Beneficially Owned by all other Persons with whom Stockholder would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act, and (ii) include, until their issuance, any Shares issuable upon exercise of options held by Stockholder.

(d)	MCI acknowledges and agrees that Stockholder executes and delivers this Agreement solely in its capacity as the beneficial owner of the Shares within the definition above.

Section 2.    Stockholder Representations and Warranties. The Stockholder hereby represents and warrants to MCI as follows:

(a)	Authority. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of the Stockholder or any affiliate of the Stockholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming its due authorization, execution and delivery by MCI, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)	No Conflicts; Required Filings and Consents. (i) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, (A) conflict with or violate the organizational documents of the Stockholder, (B) assuming all consents, approvals, authorizations and permits described in subsection (ii) have been obtained and all filings and obligations described in subsection (ii) have been made, conflict with or violate any law applicable to the Stockholder or by which any property or asset of the Stockholder is bound or affected or (C) if applicable, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent nor materially delay the performance by the Stockholder of any of its obligations pursuant to this Agreement.

(ii)	The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended, the Exchange Act or state securities laws or (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the Stockholder of any of its obligations pursuant to this Agreement.

(c)	Title to Shares. The Stockholder, as the Beneficial Owner of, the Shares believes its advisory clients have good and marketable title to, the Shares free and clear of any lien, pledge, security interest, encumbrance, charge or other claim of third parties of any kind or nature, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement.

(d)	No Disposition or Encumbrance of Shares. The Stockholder agrees that, prior to the termination of this Agreement in accordance with the terms hereof, it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), pledge, encumber or otherwise dispose of any of the Shares or otherwise agree to do any of the foregoing, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any Shares, or (iv) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations hereunder.

Section 3.     MCI Representations and Warranties. MCI hereby represents and warrants to the Stockholder as follows:

(a)	Authority. Subject to the receipt of the Bankruptcy Court Approval, (i) MCI is a corporation validly existing and in good standing under the laws of the State of Georgia; (ii) MCI has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (iii) the execution and delivery of this Agreement and the consummation by MCI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of MCI or any affiliate thereof are necessary to authorize this Agreement or to consummate such transactions and (iv) this Agreement has been duly and validly executed and delivered by MCI and, assuming its due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of MCI, enforceable against MCI in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)	No Conflicts; Required Filings and Consents. (i) The execution and delivery of this Agreement by MCI do not, and the performance of this Agreement by MCI will not, (A) conflict with or violate the Certificate of Incorporation or By-laws of MCI, (B) assuming all consents, approvals, authorizations and permits described in subsection (ii) have been obtained and all filings and obligations described in subsection (ii) have been made, conflict with or violate any law applicable to MCI or by which any property or asset of MCI is bound or affected or (C) if applicable, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of MCI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MCI is a party or by which MCI or any property or asset of MCI is bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent nor materially delay the performance by MCI of any of its obligations pursuant to this Agreement.

(ii)	Subject to the receipt of the Bankruptcy Court Approval, the execution and delivery of this Agreement by MCI do not, and the performance of this Agreement by MCI will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended, the Exchange Act or state securities laws or (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by MCI of any of its obligations pursuant to this Agreement.

Section 4.     Termination. This Agreement shall terminate upon the earliest to occur of: (a) the written agreement of all of the parties hereto; (b) on November 15, 2003, if MCI shall not have obtained the Bankruptcy Court Approval; (c) the termination or the expiration of the Offer without MCI accepting the Tendered Shares for payment and (d) December 31, 2003. Nothing in this Section 4 shall relieve any party of liability for any breach of this Agreement. Notwithstanding the foregoing, the provisions of Section 5 shall continue in effect in accordance with their terms following the Effective Time.

Section 5.    Miscellaneous.

(a)	Additional Shares. In the event the Stockholder becomes the Beneficial Owner of any additional shares of Class A Common Stock or other securities of Digex and any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement, including the terms “Shares” and “Tendered Shares” as defined herein, shall apply to such additional securities. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify MCI of the number of any new shares of Class A Common Stock received by the Stockholder, if any, after the date hereof.

(b)	Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by an overnight or expedited courier service, by telecopy (provided that any notice received by telecopy at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5(c)):

(i)	If to MCI:

WorldCom, Inc.

Attn:  Jonathan Crane

22001 Loudon County Parkway

Ashburn, VA 20147

Facsimile No.:  703-116-0114

and

WorldCom, Inc.

Attn: Roland J. Behm

1133 19th St., N.W.

Washington, D.C. 20036

Facsimile No.:  202-736-6309

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

Attn:  Steven D. Rubin

700 Louisiana, Suite 1600

Houston, TX 77002

Facsimile No.:  713-224-9511

(ii)	If to Stockholder:

David J. Greene & Company, LLC

Attn: E. Stephen Walsh

599 Lexington, NY 10022

Facsimile No.: 212-371-5099

e-mail: swalsh@djgreene.com

(d)	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, the application of such term or provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(e)	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether pursuant to a merger, by operation of law or otherwise), without prior written consent of the other parties except that MCI may assign all or any of its rights and obligations hereunder to any subsidiary of MCI, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

(f)	Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(g)	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)	Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof for which money damages would not be an adequate remedy and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties further agrees that in any proceeding seeking specific performance such party will waive (i) the defense of adequacy of a remedy at law and (ii) any requirement for the securing or posting of any bond.

(i)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(j)	Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)	Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(l)	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

(m)	Further Assurances. From time to time, at the request of MCI, in the case of the Stockholder, or at the request of the Stockholder, in the case of MCI, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(n)	Waiver of a Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto certifies and acknowledges that (i) no representative, agent or attorney of such party has been authorized by such party to represent or, to the knowledge of such party, has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such other party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5(n).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.

WORLDCOM, INC.

By:	/S/ ANASTASIA D. KELLY
Name:	Anastasia D. Kelly
Title:	Executive Vice President and Secretary

DAVID J. GREENE & COMPANY, LLC

By:	/S/ E. STEPHEN WALSH
Name:	E. Stephen Walsh
Title:	Principal